Exhibit 99.1

FOR IMMEDIATE RELEASE

THE J. JILL GROUP RAISES FOURTH QUARTER EARNINGS PER SHARE EXPECTATIONS

Quincy, MA, January 18, 2006 – The J. Jill Group, Inc. (Nasdaq: JILL) today announced that, although it is still in the process of closing its books for the fiscal year ended December 31, 2005, it currently expects to report net sales of $131.0 million for the fourth quarter compared to $119.4 million for the same period last year.  Additionally, the company anticipates reporting a fourth quarter comparable store sales decrease of 3.0%.  The company also expects to report earnings per diluted share of $0.12 to $0.14 for the quarter versus earnings per diluted share of $0.13 a year ago.  The J. Jill Group currently plans to report actual fourth quarter sales and earnings on or about March 9, 2006.

Gordon R. Cooke, President and Chief Executive Officer, commented, “Our fourth quarter results were better than anticipated.  In direct, net sales and gross margin exceeded expectations, largely driven by the strong performance of our Holiday catalogs and the resulting lower-than-anticipated inventory overstocks.  In retail, although our fourth quarter comparable store sales performance was lower than expected, better-than-anticipated full-price and off-price margins offset the weakness in the top-line and allowed us to exceed profitability expectations for the segment.  It is noteworthy that the better-than-expected fourth quarter results also include expenses totaling $0.9 million associated with the company’s decision in early December to explore strategic alternatives to enhance shareholder value.”

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear.  The company currently markets its products through its retail stores, catalogs and website jjill.com.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations regarding future events and speak only as of the date hereof.  Our actual results, performance or achievements may differ significantly from the results, performance or achievements discussed in or implied by the forward-looking statements.  Factors that could cause such a difference include material changes in J. Jill’s business or prospects, in consumer spending, fashion trends or consumer preferences, or in general, political, economic, business or capital market conditions and other risks and uncertainties, including, but not limited to, the following: the success of our product development and merchandising initiatives, including customer acceptance of our merchandising transition and our ability to tailor our merchandise assortment by business segment; our ability to respond to changes in customer demands and fashion trends in a timely manner which could affect both total sales and the mix of sales between full price and liquidation merchandise; our ability to effectively build brand awareness; our ability to successfully redefine our direct segment business strategy; our success with sourcing merchandise outside China in response to the imposition of international or domestic sanctions, embargoes or quota restrictions; the success of our retail segment growth strategy; changes in competition in the apparel industry; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and timeliness of receipts of inventory; our ability to continue to have access to relevant lists of prospective customers from third parties and to effectively manage and utilize our multi-channel customer database; the possible adverse effect of a determination by us or our registered independent accounting firm that we have a material weakness in our internal controls over financial reporting; changes in, or failure to comply with, federal and state tax and other government regulations; our ability to respond to interruptions or delays in the delivery of products or services provided by our vendors and service providers; the potential impact of natural disasters and health concerns relating to severe

(more)

infectious diseases, particularly on the manufacturing operations of our vendors; our ability to attract and retain qualified personnel; possible future increases in expenses, including labor and employee benefit costs; business abilities and judgment of management; our ability to respond to a major failure of our information systems; and other factors that are detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2004.  J. Jill disclaims any intent or obligation to update any forward-looking statements.

CONTACT:	Judith Wilkinson/Eden Abrahams
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Chad Jacobs/Brendon Frey
Integrated Corporate Relations
203-682-8220